Exhibit 10.17

                         AMENDMENT NO. ONE TO
             1995 NONQUALIFIED DEFERRED COMPENSATION PLAN

     Effective this 20th day of June, 1996, WLR Foods, Inc. (WLR), a Virginia corporation, hereby amends the 1995 Nonqualified Deferred Compensation Plan dated October 1, 1995 (the Plan), pursuant to
Section 9 of the Plan.

     Section 1(a) of the Plan is hereby restated in its entirety to read as follows:

     1.   Eligibility.

          (a) Any employee of WLR or any of its subsidiaries who is expected to receive compensation of $70,000 per year or more (Executive) shall be eligible to participate in the Plan; provided, however, that before enrolling in the Plan, an Executive who is eligible to participate in the Company's Profit Sharing and Salary Savings Plan and Trust (Profit Sharing
          Plan) must  have  enrolled in  the Profit  Sharing
          Plan, and must have elected under the Profit Sharing plan to defer the maximum amount of compensation permitted under such Plan. For purposes of determining eligibility, compensation shall be limited to base salary and bonus.

     All other terms, conditions and provisions of the Plan, as amended, shall remain the same.

     IN WITNESS WHEREOF, WLR Foods, Inc. has caused this Amendment No. One to be signed on its behalf by its duly authorized officer.

                              WLR FOODS, INC.


/S/ Robert T. Ritter___       By:__/s/ James L. Keeler_____________
Secretary
                              Its:__President & Chief Executive Officer_


PCSjr/kh
50080/28/74438
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